Certificate of Establishment and Designation of Class R-5E Shares

for

Capital World Growth and Income Fund

The Trustees, constituting at least a majority of the Trustees of Capital World Growth and Income Fund, a Delaware statutory trust (the “Trust”), have established and designated pursuant to Section 2.6 of the Agreement and Declaration of Trust of the Trust dated December 4, 2012, as amended to date (the “Declaration of Trust”), a Class of shares of the Trust to be known as Class R-5E Shares (the “Designated Class”).

1. Rights, Preferences and Characteristics. The Designated Class shall have the relative rights, preferences and characteristics described in the Declaration of Trust and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Designated Class. Any rights, preferences, qualifications, limitations and restrictions with respect to Classes generally that are set forth in the Declaration of Trust shall apply to the Designated Class unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

2. Authorization of Officers. The Trustees have authorized and directed the officers of the Trust to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Declaration of Trust.

IN WITNESS WHEREOF, the Secretary of the Trust hereby certifies and acknowledges that the amendment herein was duly adopted by the Trustees of the Trust on September 3, 2015, in a manner provided by the Trust’s Declaration of Trust.

CAPITAL WORLD GROWTH AND

INCOME FUND

/s/ Michael W. Stockton

Michael W. Stockton

Secretary